Exhibit 99.1

1 Fountain Square Chattanooga, TN 37402 www.unum.com

FOR IMMEDIATE RELEASE
Contacts
MEDIA	Emily Downing edowning@unum.com
INVESTORS	Matt Royal investorrelations@unum.com

Unum Group Reports Third Quarter 2024 Results

•Net income of $645.7 million ($3.46 per diluted common share) for the third quarter of 2024; after-tax adjusted operating income was $398.0 million ($2.13 per diluted common share).

•Growing top-line with core operations premium growth of 4.6 percent on a constant currency basis, and continued strong margins across our businesses.

•Strong balance sheet with holding company liquidity of $1.4 billion and weighted average risk-based capital ratio of approximately 470 percent, well in excess of targets; statutory operating earnings of $315.6 million.

•Book value per common share of $59.36 grew 20.4 percent over the year-ago quarter; book value per common share excluding accumulated other comprehensive income (AOCI) of $74.15 grew 13.3 percent over the year-ago quarter.

•Completed our annual GAAP reserve assumption updates; positive trends in long-term care and other product lines drove a before-tax net reserve decrease of $357.4 million.

CHATTANOOGA, Tenn. (October 29, 2024) - Unum Group (NYSE: UNM) today reported net income of $645.7 million ($3.46 per diluted common share) for the third quarter of 2024, compared to net income of $202.0 million ($1.02 per diluted common share) for the third quarter of 2023.

Included in net income for the third quarter of 2024 are the after-tax amortization of the cost of reinsurance of $8.2 million ($0.04 per diluted common share), the after-tax impact of non-contemporaneous reinsurance of $4.8 million ($0.03 per diluted common share), an after-tax net reserve decrease related to assumption updates of $282.6 million ($1.51 per diluted common share), an after-tax loss resulting from a legal settlement of $12.1 million ($0.06 per diluted common share), and a net after-tax investment loss on the Company’s investment portfolio of $9.8 million ($0.05 per diluted common share). Included in net income for the third quarter of 2023 are the after-tax amortization of the cost of reinsurance of $8.7 million ($0.04 per diluted common share), the after-tax impact of non-contemporaneous reinsurance of $7.3 million ($0.04 per diluted common share), an after-tax net reserve increase related to assumption updates of $139.3 million ($0.71 per diluted common share), and a net after-tax investment loss on the Company’s investment portfolio of $24.4 million ($0.13 per diluted common share). Excluding the items above, after-tax adjusted operating income was $398.0 million ($2.13 per diluted common share) in the third quarter of 2024, compared to $381.7 million ($1.94 per diluted common share) in the third quarter of 2023.

“Our third quarter results demonstrated the broad-based solid performance that we have shown throughout 2024. We continued to execute on our strategy, resulting in growth in premiums and operating income, with particularly strong performance within Group Life,” said Richard P. McKenney, president and chief executive officer. “As we enter the fourth quarter, we are well positioned. The market environment remains favorable, and we continue to invest in the growth of our business while returning capital to our shareholders. We remain confident in our ability to achieve our full year 2024 earnings outlook.”

RESULTS BY SEGMENT

We measure and analyze our segment performance on the basis of "adjusted operating income" or "adjusted operating loss", which differ from income before income tax as presented in our consolidated statements of income due to the exclusion of investment gains and losses, amortization of cost of reinsurance, the impact of non-contemporaneous reinsurance, reserve assumption updates, and certain other items as specified in the reconciliations below. Investment gains or losses primarily include realized investment gains or losses, expected investment credit losses, and gains or losses on derivatives. Reserve assumption updates may result in increases or decreases to earnings. These performance measures are in accordance with GAAP guidance for segment reporting, but they should not be viewed as a substitute for income before income tax, net income or net loss.

Unum US Segment

Unum US reported adjusted operating income of $363.3 million in the third quarter of 2024, an increase of 1.5 percent from $357.8 million in the third quarter of 2023, which excludes the reserve assumption updates during each period. Premium income increased 4.0 percent to $1,723.5 million in the third quarter of 2024, compared to $1,657.7 million in the third quarter of 2023. Net investment income declined 3.1 percent to $161.0 million in the third quarter of 2024, compared to the $166.2 million in the third quarter of 2023.

Within the Unum US operating segment, the group disability line of business reported a 7.9 percent decrease in adjusted operating income to $156.7 million in the third quarter of 2024, compared to $170.1 million in the third quarter of 2023, which excludes the reserve decrease of $90.0 million and $121.0 million related to the assumption updates during the third quarters of 2024 and 2023, respectively. Premium income for the group disability line of business increased 2.4 percent to $793.4 million in the third quarter of 2024, compared to $775.0 million in the third quarter of 2023, driven by favorable persistency and prior period sales. Net investment income decreased 6.5 percent to $78.7 million in the third quarter of 2024, compared to $84.2 million in the third quarter of 2023, due to a decrease in the level of invested assets, partially offset by an increase in the yield on invested assets. Excluding the reserve assumption updates, the benefit ratio for the third quarter of 2024 was 59.1 percent, compared to 57.5 percent in the third quarter of 2023, due to higher incidence in our long-term disability and short-term disability product lines and higher average claim size in the long-term disability product line, partially offset by favorable recoveries in the long-term disability product line. Group long-term disability sales were $24.4 million in the third quarter of 2024, a decrease of 33.3 percent from $36.6 million in the third quarter of 2023. Group short-term disability sales were $15.9 million in the third quarter of 2024, a decrease of 47.9 percent from $30.5 million in the third quarter of 2023. Persistency in the group long-term disability product line was 93.5 percent for the first nine months of 2024, compared to 90.8 percent for the first nine months of 2023. Persistency in the group short-term disability product line was 91.9 percent for the first nine months of 2024, compared to 89.1 percent for the first nine months of 2023.

The group life and accidental death and dismemberment line of business reported a 80.8 percent increase in adjusted operating income to $94.0 million in the third quarter of 2024, which excludes the reserve decrease of $13.0 million related to the assumption update in the third quarter of 2024, compared to $52.0 million in the third quarter of 2023. Premium income for this line of business increased 6.0 percent to $494.9 million in the third quarter of 2024, compared to the $467.1 million in the third quarter of 2023 due primarily to favorable persistency and prior period sales. Net investment income decreased 6.8 percent to $22.1 million in the third quarter of 2024, compared to $23.7 million in the third quarter of 2023 due to a decrease in the level of invested assets, partially offset by an increase in the yield on invested assets. Excluding the reserve assumption update, the benefit ratio in the third quarter of 2024 was 65.0 percent, compared to 73.3 percent in the third quarter of 2023, due primarily to favorable incidence in the group life product line. Group life and accidental death and dismemberment sales were $26.5 million in the third quarter of 2024, an increase of 5.2 percent from $25.2 million in the third quarter of 2023. Persistency in the group life product line was 92.0 percent for the first nine months of 2024, compared to 89.3 percent for the first nine months of 2023. Persistency in the accidental death and dismemberment product line was 91.2 percent for the first nine months of 2024, compared to 88.2 percent for the first nine months of 2023.

The supplemental and voluntary line of business reported a decrease of 17.0 percent in adjusted operating income to $112.6 million in the third quarter of 2024, compared to $135.7 million in the third quarter of 2023, which excludes

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the net reserve decrease of $40.6 million and $7.8 million during the third quarters of 2024 and 2023, respectively. Premium income for the supplemental and voluntary line of business increased 4.7 percent to $435.2 million in the third quarter of 2024, compared to $415.6 million in the third quarter of 2023, due to favorable persistency in the voluntary benefits and dental and vision product lines and higher prior period sales in the voluntary benefits and individual disability product lines. Net investment income increased 3.3 percent to $60.2 million in the third quarter of 2024, compared to $58.3 million in the third quarter of 2023, due primarily to an increase in the yield on invested assets. The benefit ratio for the voluntary benefits product line, which excludes the reserve increase of $12.2 million and the reserve decrease of $10.4 million related to the assumption updates during the third quarters of 2024 and 2023, respectively, was 45.8 percent in the third quarter of 2024, compared to 39.1 percent in the third quarter of 2023, due to less favorable experience in the critical illness and life product lines. The benefit ratio for the individual disability product line, which excludes the reserve decrease of $52.8 million and the reserve increase of $2.6 million during the third quarters of 2024 and 2023, respectively, was 42.8 percent for the third quarter of 2024, compared to 45.4 percent in the third quarter of 2023, due primarily to favorable recoveries, partially offset by higher claim size. The benefit ratio for the dental and vision product line was 74.6 percent for the third quarter of 2024, compared to 67.4 percent in the third quarter of 2023, due primarily to higher claims incidence and higher average claim size. Relative to the third quarter of 2023, sales in the voluntary benefits product line increased 16.9 percent in the third quarter of 2024 to $45.6 million. Sales in the individual disability product line increased 14.8 percent to $29.4 million in the third quarter of 2024. Sales in the dental and vision product line decreased 10.7 percent in the third quarter of 2024 to $12.5 million. Persistency in the voluntary benefits product line was 76.4 percent for the first nine months of 2024, compared to 75.5 percent for the first nine months of 2023. Persistency in the individual disability product line was 89.0 percent for the first nine months of 2024, compared to 89.3 percent for the first nine months of 2023. Persistency in the dental and vision product line was 81.4 percent for the first nine months of 2024, compared to 76.2 percent for the first nine months of 2023.

Unum International Segment

The Unum International segment reported adjusted operating income of $40.3 million in the third quarter of 2024, an increase of 9.5 percent from $36.8 million in the third quarter of 2023, which excludes the reserve increase related to assumption updates of $7.5 million and $17.9 million during the third quarters of 2024 and 2023, respectively. Premium income increased 17.1 percent to $246.6 million in the third quarter of 2024, compared to $210.6 million in the third quarter of 2023. Net investment income increased 11.4 percent to $30.4 million in the third quarter of 2024, compared to $27.3 million in the third quarter of 2023. Sales increased 26.5 percent to $38.2 million in the third quarter of 2024, compared to $30.2 million in the third quarter of 2023.

The Unum UK line of business reported adjusted operating income, in local currency, of £29.5 million in the third quarter of 2024, an increase of 3.9 percent from £28.4 million in the third quarter of 2023, which excludes the reserve increase related to the assumption updates of $6.4 million and $16.3 million during the third quarters of 2024 and 2023, respectively. Premium income was £158.9 million in the third quarter of 2024, an increase of 11.7 percent from £142.2 million in the third quarter of 2023, due primarily to in-force block growth. Net investment income was £21.2 million in the third quarter of 2024, an increase of 8.7 percent from £19.5 million in the third quarter of 2023, primarily due to higher yield on invested assets, partially offset by lower investment income from inflation-indexed linked bonds. The benefit ratio, excluding the reserve assumption updates, was 69.5 percent in the third quarter of 2024, compared to 67.4 percent in the third quarter of 2023, due primarily to higher incidence in the group long-term disability and group life product lines, partially offset by favorable incidence in the supplemental product line and favorable recoveries in the group long-term disability product line. Sales increased 26.9 percent to £23.1 million in the third quarter of 2024, compared to £18.2 million in the third quarter of 2023. Persistency in the group long-term disability product line was 92.3 percent for the first nine months of 2024, compared to 92.4 percent for the first nine months of 2023. Persistency in the group life product line was 88.6 percent for the first nine months of 2024, compared to 83.6 percent for the first nine months of 2023. Persistency in the supplemental product line was 90.4 percent for the first nine months of 2024, compared to 91.0 percent for the first nine months of 2023.

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Colonial Life Segment

Colonial Life reported adjusted operating income of $113.4 million in the third quarter of 2024, a 10.2 percent increase compared to $102.9 million in the third quarter of 2023, which excludes the reserve decrease related to the assumption updates of $46.0 million and $80.7 million, during the third quarter of 2024 and 2023, respectively. Premium income increased 2.5 percent to $441.9 million in the third quarter of 2024, compared to $431.2 million in the third quarter of 2023, due to higher prior period sales and generally stable persistency. Net investment income was $39.6 million in the third quarter of 2024, which was generally consistent with the $39.3 million in the third quarter of 2023. The benefit ratio, excluding the reserve assumption updates, was 47.6 percent in the third quarter of 2024, compared to 49.1 percent in the third quarter of 2023, primarily due to favorable benefit experience in the cancer and critical illness and life product lines. Sales decreased 0.3 percent to $120.9 million in the third quarter of 2024, compared to $121.3 million in the third quarter of 2023. Persistency in the Colonial Life segment was 78.0 percent for the first nine months of 2024, compared to 77.9 percent for the first nine months of 2023.

Closed Block Segment

The Closed Block segment reported adjusted operating income of $34.2 million in the third quarter of 2024, which excludes the amortization of cost of reinsurance of $10.4 million and the impact of non-contemporaneous reinsurance of $6.0 million related to the Closed Block individual disability reinsurance transaction as well as the net reserve decrease related to the assumption updates of $175.3 million, compared to $34.2 million in the third quarter of 2023, which excludes the amortization of cost of reinsurance of $11.1 million and the impact of non-contemporaneous reinsurance of $9.2 million related to the Closed Block individual disability reinsurance transaction and the net reserve increase related to the assumption updates of $368.8 million. Premium income for this segment is largely driven by our long-term care product line, and in the third quarter of 2024, premium income for long-term care was generally consistent with the same period of 2023. Net investment income increased 3.4 percent to $284.3 million in the third quarter of 2024, compared to $274.9 million in the third quarter of 2023, primarily due to an increase in the level of invested assets.

Policy benefits including remeasurement loss (gain), excluding the impacts of non-contemporaneous reinsurance and the reserve assumption updates, for the Closed Block segment were generally consistent during the third quarter of 2024 relative to the same period of 2023. The net premium ratio for the long-term care product line increased to 94.5 percent at September 30, 2024 from 93.4 percent at September 30, 2023, due primarily to policyholder terminations and the assumption updates in the third quarter of 2024. Compared to June 30, 2024, the net premium ratio increased from 93.7 percent to 94.5 percent due to the assumption updates in the third quarter of 2024. Overall claim experience for long-term care continued to improve sequentially, as expected.

Corporate Segment

The Corporate segment reported an adjusted operating loss of $49.4 million in the third quarter of 2024, which excludes the loss on legal settlement of $15.3 million, compared to an adjusted operating loss of $41.5 million in the third quarter of 2023, due primarily to a decrease in net investment income, driven by increased allocations to our lines of business.

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OTHER INFORMATION

Shares Outstanding

The Company’s weighted average number of shares outstanding, assuming dilution, was 186.9 million for the third quarter of 2024, compared to 197.1 million for the third quarter of 2023. Shares outstanding totaled 184.5 million at September 30, 2024. During the third quarter of 2024, the Company repurchased 3.7 million shares at a total cost of $202.0 million.

Capital Management

At September 30, 2024, the weighted average risk-based capital ratio for the Company’s traditional U.S. insurance companies was approximately 470 percent, and the holding companies had available holding company liquidity of $1,393.0 million.

Book Value

Book value per common share as of September 30, 2024 was $59.36, compared to $49.32 at September 30, 2023. Book value per common share excluding AOCI as of September 30, 2024 was $74.15, compared to $65.47 at September 30, 2023.

Effective Tax Rate

The effective tax rate on adjusted operating earnings was 20.7 percent in the third quarter of 2024.

Outlook

Full-year 2024 outlook of an increase in after-tax adjusted operating income per share of 10 percent to 15 percent when comparing to full-year 2023.

NON-GAAP FINANCIAL MEASURES

We analyze our performance using non-GAAP financial measures.  A non-GAAP financial measure is a numerical measure of a company's performance, financial position, or cash flows that excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.  We believe the following non-GAAP financial measures are better performance measures and better indicators of the revenue and profitability and underlying trends in our business:

•After-tax adjusted operating income or loss, which excludes investment gains or losses, amortization of the cost of reinsurance, non-contemporaneous reinsurance, reserve assumption updates, as well as certain other items, as applicable;
•Book value per common share, which is calculated excluding AOCI.

Investment gains or losses primarily include realized investment gains or losses, expected investment credit losses, and gains or losses on derivatives. Investment gains or losses and unrealized gains or losses on securities depend on market conditions and do not necessarily relate to decisions regarding the underlying business of our Company. We believe after-tax adjusted operating income is a better performance measure and better indicator of the profitability and underlying trends in our business. Book value per common share excluding AOCI provides a more comparable and consistent view of our results, as AOCI tends to fluctuate depending on market conditions and general economic trends.

Cash flow assumptions used to calculate our liability for future policy benefits are reviewed at least annually and updated, as needed, with the resulting impact reflected in net income. While the effects of these assumption updates are recorded in the reporting period in which the review is completed, these updates reflect experience emergence and changes to expectations spanning multiple periods. We believe that by excluding the impact of reserve assumption updates we are providing a more comparable and consistent view of our quarterly results.

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We exited a substantial portion of our Closed Block individual disability product line through the two phases of the reinsurance transaction that were executed in December 2020 and March 2021. As a result, we exclude the amortization of the cost of reinsurance that we recognized upon the exit of the business related to the policies on claim status as well as the impact of non-contemporaneous reinsurance that resulted from the adoption of Accounting Standards Update 2018-12 (ASU 2018-12). Due to the execution of the second phase of the reinsurance transaction occurring after January 1, 2021, the transition date of ASU 2018-12, in accordance with the provisions of the ASU related to non-contemporaneous reinsurance, we were required to establish the ceded reserves using an upper-medium grade fixed-income instrument as of the reinsurance transaction date in March 2021, which resulted in higher ceded reserves compared to that which was reported historically. However, the direct reserves for the block reinsured in the second phase were calculated using the original discount rate utilized as of the transition date. Both the direct and ceded reserves are then remeasured at each reporting period using a current discount rate reflective of an upper-medium grade fixed-income instrument, with the changes recognized in other comprehensive income (loss). While the total equity impact is neutral, the different original discount rates utilized for direct and ceded reserves result in disproportionate earnings impacts. The impact of non-contemporaneous reinsurance will fluctuate depending on the magnitude of reserve changes during the period. We believe that the exclusion of these items provides a better view of our results from our ongoing businesses.

We may at other times exclude certain other items from our discussion of financial ratios and metrics in order to enhance the understanding and comparability of our operational performance and the underlying fundamentals, but this exclusion is not an indication that similar items may not recur and does not replace net income or net loss as a measure of our overall profitability.

CONFERENCE CALL INFORMATION

Members of Unum Group senior management will host a conference call on Wednesday, October 30, 2024, at 8:00 am (Eastern Time) to discuss the results of operations for the third quarter of 2024. Topics may include forward-looking information, such as the Company’s outlook on future results, trends in operations, and other material information.

To receive dial in information for the call, please register in advance by using the following URL:
https://registrations.events/direct/Q4I3307929. Upon registration you will receive a dial-in number to use to access the event. It is recommended that you register at least 10 minutes before the start of the event. In addition, a live webcast of the call will also be available at www.investors.unum.com in a listen-only mode. It is recommended that webcast viewers access the “Investors” section of the Company’s website and opt-in to the webcast approximately 5-10 minutes prior to the start of the call. A replay of the webcast will be available on the Company's website. A replay of the call will also be available through Wednesday, November 6 by using the registration URL noted above.

In conjunction with today’s earnings announcement, the Company’s Statistical Supplement for the third quarter of 2024 is available on the “Investors” section of the Company’s website.

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ABOUT UNUM GROUP

Unum Group (NYSE: UNM), a leading international provider of workplace benefits and services, has been helping workers and their families thrive for more than 175 years. Through its Unum and Colonial Life brands, the company offers disability, life, accident, critical illness, dental, and vision insurance; leave and absence management support; and behavioral health services. In 2023, Unum Group reported revenues of more than $12 billion and paid approximately $8 billion in benefits. The Fortune 500 company is recognized as one of the World’s Most Ethical Companies by Ethisphere®.

Visit the Unum Group newsroom (https://www.unumgroup.com/newsroom) for more information, and connect with us on LinkedIn (https://www.linkedin.com/company/unum), Facebook (https://www.facebook.com/unumbenefits/), and Instagram (https://www.instagram.com/unumbenefits/).

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SAFE HARBOR STATEMENT

Certain information in this news release constitutes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those not based on historical information, but rather relate to our outlook, future operations, strategies, financial results, or other developments and speak only as of the date made. These forward-looking statements, including statements about anticipated growth in after-tax adjusted operating income per share, are subject to numerous assumptions, risks, and uncertainties, many of which are beyond our control. The following factors, in addition to other factors mentioned from time to time, may cause actual results to differ materially from those contemplated by the forward-looking statements: (1) fluctuation in insurance reserve liabilities and claim payments due to changes in claim incidence, recovery rates, mortality and morbidity rates, and policy benefit offsets due to, among other factors, the rate of unemployment and consumer confidence, the emergence of new diseases, epidemics, or pandemics, new trends and developments in medical treatments, the effectiveness of our claims operational processes, and changes in governmental programs; (2) sustained periods of low interest rates; (3) unfavorable economic or business conditions, both domestic and foreign, that may result in decreases in sales, premiums, or persistency, as well as unfavorable claims activity or unfavorable returns on our investment portfolio; (4) the impact of pandemics and other public health issues on our business, financial position, results of operations, liquidity and capital resources, and overall business operations; (5) changes in, or interpretations or enforcement of, laws and regulations; (6) a cybersecurity attack or other security breach resulting in compromised data or the unauthorized acquisition of confidential data; (7) the failure of our business recovery and incident management processes to resume our business operations in the event of a natural catastrophe, cybersecurity attack, or other event; (8) investment results, including, but not limited to, changes in interest rates, defaults, changes in credit spreads, impairments, and the lack of appropriate investments in the market which can be acquired to match our liabilities; (9) increased competition from other insurers and financial services companies due to industry consolidation, new entrants to our markets, or other factors; (10) ineffectiveness of our derivatives hedging programs due to changes in forecasted cash flows, the economic environment, counterparty risk, ratings downgrades, capital market volatility, changes in interest rates, and/or regulation; (11) changes in our financial strength and credit ratings; (12) actual experience in the broad array of our products that deviates from our assumptions used in pricing, underwriting, and reserving; (13) Our ability to hire and retain qualified employees; (14) our ability to develop digital capabilities or execute on our technology systems upgrades or replacements; (15) availability of reinsurance in the market and the ability of our reinsurers to meet their obligations to us; (16) ability to generate sufficient internal liquidity and/or obtain external financing; (17) damage to our reputation due to, among other factors, regulatory investigations, legal proceedings, external events, and/or inadequate or failed internal controls and procedures; (18) disruptions to our business or our ability to leverage data caused by the use and reliance on third-party vendors, including vendors providing web and cloud-based applications; (19) recoverability and/or realization of the carrying value of our intangible assets, long-lived assets, and deferred tax assets; (20) effectiveness of our risk management program; (21) contingencies and the level and results of litigation; (22) fluctuation in foreign currency exchange rates; and (23) our ability to meet environmental, social, and governance standards and expectations of investors, regulators, customers, and other stakeholders.

For further discussion of risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see Part 1, Item 1A “Risk Factors” of our annual report on Form 10-K for the year ended December 31, 2023. The forward-looking statements in this news release are being made as of the date of this news release, and we expressly disclaim any obligation to update or revise any forward-looking statement contained herein, even if made available on our website or otherwise.

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Unum Group
FINANCIAL HIGHLIGHTS
(Unaudited)

($ in millions, except share data)
	Three Months Ended September 30		Nine Months Ended September 30
	2024	2023	2024	2023
Revenue
Premium Income	$2,628.8	$2,525.9	$7,866.3	$7,494.3
Net Investment Income	527.8	526.0	1,586.4	1,565.9
Net Investment Loss	(12.9)	(31.0)	(24.5)	(30.0)
Other Income	73.3	71.6	222.5	210.6
Total Revenue	3,217.0	3,092.5	9,650.7	9,240.8

Benefits and Expenses
Policy Benefits Including Remeasurement Loss or Gain	1,461.9	1,947.0	5,056.7	5,437.0
Commissions	315.1	289.7	947.8	869.7
Interest and Debt Expense	49.2	48.6	148.6	145.6
Deferral of Acquisition Costs	(163.3)	(153.3)	(495.3)	(467.5)
Amortization of Deferred Acquisition Costs	133.8	129.1	387.9	358.7
Other Expenses	605.7	569.7	1,799.2	1,685.9
Total Benefits and Expenses	2,402.4	2,830.8	7,844.9	8,029.4

Income Before Income Tax	814.6	261.7	1,805.8	1,211.4
Income Tax Expense	168.9	59.7	375.4	258.2

Net Income	$645.7	$202.0	$1,430.4	$953.2

PER SHARE INFORMATION

Net Income Per Common Share
Basic	$3.46	$1.03	$7.54	$4.83
Assuming Dilution	$3.46	$1.02	$7.52	$4.81

Weighted Average Common Shares - Basic (000s)	186,400.7	196,083.2	189,665.1	197,289.5
Weighted Average Common Shares - Assuming Dilution (000s)	186,882.4	197,131.8	190,209.7	198,295.1
Outstanding Shares - (000s)			184,501.2	195,017.0

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Reconciliation of Non-GAAP Financial Measures

	Three Months Ended September 30
	2024		2023
	(in millions)	per share *	(in millions)	per share *
Net Income	$645.7	$3.46	$202.0	$1.02
Excluding:
Net Investment Loss (net of tax benefit of $3.1; $6.6)	(9.8)	(0.05)	(24.4)	(0.13)
Amortization of the Cost of Reinsurance (net of tax benefit of $2.2; $2.4)	(8.2)	(0.04)	(8.7)	(0.04)
Non-Contemporaneous Reinsurance (net of tax benefit of $1.2; $1.9)	(4.8)	(0.03)	(7.3)	(0.04)
Reserve Assumption Updates (net of tax expense (benefit) of $74.8; $(37.9))	282.6	1.51	(139.3)	(0.71)
Loss on Legal Settlement (net of tax benefit $3.2; $—)	(12.1)	(0.06)	—	—
After-tax Adjusted Operating Income	$398.0	$2.13	$381.7	$1.94

* Assuming Dilution

	September 30
	2024		2023
	(in millions)	per share	(in millions)	per share
Total Stockholders' Equity (Book Value)	$10,951.4	$59.36	$9,618.1	$49.32
Excluding:
Net Unrealized Loss on Securities	(1,491.2)	(8.08)	(3,948.4)	(20.25)
Effect of Change in Discount Rate Assumptions on the Liability for Future Policy Benefits	(527.0)	(2.86)	1,688.5	8.66
Net Loss on Derivatives	(108.9)	(0.59)	(177.7)	(0.91)
Subtotal	13,078.5	70.89	12,055.7	61.82
Excluding:
Foreign Currency Translation Adjustment	(259.9)	(1.40)	(382.2)	(1.95)
Subtotal	13,338.4	72.29	12,437.9	63.77
Excluding:
Unrecognized Pension and Postretirement Benefit Costs	(342.7)	(1.86)	(330.8)	(1.70)
Total Stockholders' Equity, Excluding Accumulated Other Comprehensive Loss	$13,681.1	$74.15	$12,768.7	$65.47

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	Three Months Ended
	September 30, 2024	September 30, 2023
	Premium Income	Premium Income in Local Currency[1]		Weighted Average Exchange Rate[2]	Premium Income in Constant Currency

Unum International
Unum UK	$206.8		£142.2	1.301	$185.0
Unum Poland	39.8	zł	126.9	0.257	32.6
Total	246.6				217.6
Unum US	1,723.5		$1,657.7		1,657.7
Colonial Life	441.9		$431.2		431.2
Core Operations	$2,412.0				$2,306.5
1Premium income shown in millions of pounds for Unum UK, millions of zlotys for Unum Poland, and millions of U.S. dollars for Unum US and Colonial Life.
2Exchange rate is calculated using the average foreign currency exchange rates for the most recent period, applied to the comparable prior period.

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